Exhibit 99.1

For release: June 30, 2005, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier reports quarterly earnings of $.69 per share before charges for prepayment of debt; net earnings of $.58 per share.

Lake Oswego, Oregon, June 30, 2005 –
Highlights

•	Net earnings, excluding special charges for prepayment of certain debt, was a quarterly record $10.7 million, or $.69 per diluted share, for the third fiscal quarter ended May 31, 2005. After the special charges of $1.7 million net of tax, net earnings for the quarter were $9.0 million, or $.58 per diluted share. These net earnings are up 42% from net earnings of $6.4 million, of $.42 per diluted share, for the third quarter of fiscal 2004.

•	Revenues for the third quarter grew to $286 million, up 27% from $225 million in the prior year’s third quarter. The current quarter includes revenues from Mexican operations, formerly accounted for under the equity method and consolidated beginning December 1, 2004.

•	New railcar deliveries were 3,600 units for both the third quarters of 2005 and 2004.

•	New railcar manufacturing backlog in North America and Europe was 11,500 units valued at $650 million at May 31, 2005, compared with 9,700 units valued at $600 million at May 31, 2004.

•	Greenbrier completed three major financings during and subsequent to the third fiscal quarter: a common share offering of 5.175 million shares, a $175 million 8 3/8% ten-year senior unsecured notes offering, and a $150 million five-year senior secured revolving credit facility. The recent completion of these financings significantly improves the Company’s public stock float and liquidity, simplifies the corporate debt structure, and positions the Company for future growth.

•	During the quarter, the Company settled all matters with the Estate of Company co-founder Alan James. All of the Estate’s claims and allegations against Greenbrier were dismissed. The overhang of the Estate’s stock was also addressed through the repurchase of substantially all of the Estate’s shares with the proceeds of a public equity offering. Approximately 16% of the Company’s stock is now held by the co-founders or their estates.

•	During the quarter, the Company announced a $250 million leasing venture with Babcock & Brown, whereby the parties will jointly lease approximately 3,500 newly built railcars ordered for the North American market.

•	Subsequent to quarter end, the Company acquired from GE one railcar repair and refurbishment facility located in the Powder River Basin.

     Financial Results:

     The Greenbrier Companies [NYSE:GBX] today reported record quarterly earnings before special charges for prepayment of certain debt of $10.7 million, or $.69 per diluted share, on revenues of $286 million for its third fiscal quarter ended May 31, 2005. Net earnings for the quarter were $9.0 million, or $.58 per diluted share.

     William A. Furman, president and chief executive officer, said, “During the past several months, we executed on a number of major initiatives. These initiatives have improved our public stock float, strengthened our balance sheet, enhanced corporate liquidity, and resolved all matters with the Estate of our former Chairman, Alan James. We are now fully focused on our core businesses and accretive growth opportunities.”

     Cash Flow, Liquidity, Deliveries:

     Mark Rittenbaum, senior vice president and treasurer, said, “EBITDA for the quarter was $26.3 million, compared to $18.6 million in the third quarter of fiscal 2004. Financial performance was up in all of our major lines of business, and financial visibility extends well into 2006 as a result of our railcar and marine backlog. Margin expansion was realized in both manufacturing and leasing and services, as compared to the first half of the year. Now that our Mexican facility, Gunderson-Concarril, is under Greenbrier’s control, we are realizing significant operating improvements, and contributions to EBITDA and profitability.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 16 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 128,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

The Greenbrier Companies will host a teleconference to discuss third quarter fiscal 2005 results. Teleconference details are as follows:

Thursday, June 30, 2005
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”

Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2005	2004
Assets
Cash and cash equivalents	$67,288	$12,110
Restricted cash	499	1,085
Accounts and notes receivable	125,135	120,007
Inventories	179,458	113,122
Investment in direct finance leases	13,395	21,244
Equipment on operating leases	173,466	162,258
Property, plant and equipment	69,722	56,415
Other	25,930	22,512

	$654,893	$508,753

Liabilities and Stockholders’ Equity
Revolving notes	$16,443	$8,947
Accounts payable and accrued liabilities	194,194	178,550
Participation	21,447	37,107
Deferred revenue	3,882	2,550
Deferred income taxes	26,663	26,109
Notes payable	215,739	97,513

Subordinated debt	9,785	14,942

Subsidiary shares subject to mandatory redemption	3,746	3,746

Stockholders’ equity	162,994	139,289

	$654,893	$508,753

THE GREENBRIER COMPANIES, INC.

Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004
Revenue
Manufacturing	$266,090	$207,136	$700,295	$473,164
Leasing & services	19,944	18,157	58,701	53,888

	286,034	225,293	758,996	527,052

Cost of revenue
Manufacturing	241,491	189,275	642,149	432,857
Leasing & services	9,561	10,301	30,512	31,542

	251,052	199,576	672,661	464,399

Margin	34,982	25,717	86,335	62,653

Other costs
Selling and administrative	15,276	12,352	41,392	33,336
Interest and foreign exchange	2,285	2,932	9,639	8,136
Special charges	2,913	—	2,913	1,234

	20,474	15,284	53,944	42,706

Earnings before income taxes and equity in unconsolidated subsidiaries	14,508	10,433	32,391	19,947

Income tax expense	(5,881)	(4,116)	(12,833)	(5,446)

Earnings before equity in unconsolidated subsidiaries	8,627	6,317	19,558	14,501

Equity in earnings (loss) of unconsolidated subsidiaries	417	58	(322)	(1,734)

Net earnings	$9,044	$6,375	$19,236	$12,767

Basic earnings per common share	$0.60	$0.44	$1.29	$0.88

Diluted earnings per common share	$0.58	$0.42	$1.24	$0.84

Weighted average common shares:
Basic	15,020	14,628	14,957	14,500
Diluted	15,605	15,224	15,564	15,111

THE GREENBRIER COMPANIES, INC.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
(In thousands, except per share amounts, unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity

Balance September 1, 2004	14,884	$15	$57,165	$88,054	$(5,945)	$139,289
Net earnings	—	—	—	19,236	—	19,236
Translation adjustment (net of tax)	—	—	—	—	1,561	1,561
Reclassification of derivative financial instruments recognized in net earnings (net of tax )	—	—	—	—	(1,961)	(1,961)
Unrealized gain on derivative financial instruments (net of tax)	—	—	—	—	3,965	3,965

Comprehensive income						22,801
Net proceeds from equity offering	5,175	5	127,461	—	—	127,466
Shares repurchased	(5,342)	(5)	(127,533)			(127,538)
Cash dividends ($0.18 per share)	—	—	—	(2,692)	—	(2,692)
Restricted stock awards	5	—	(142)	—	—	(142)
Stock options exercised, net of tax	200	—	3,810	—	—	3,810

Balance May 31, 2005	14,922	$15	$60,761	$104,598	$(2,380)	$162,994

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,	May 31,
	2005	2004
Cash flows from operating activities
Net earnings	$19,236	$12,767
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income taxes	679	2,046
Depreciation and amortization	16,840	15,529
Gain on sales of equipment	(4,300)	(236)
Special charges	—	1,234
Other	499	959
Decrease (increase) in assets:
Accounts and notes receivable	(34,535)	(26,751)
Inventories	(19,589)	10,991
Other	(8,628)	1,367
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(5)	5,967
Participation	(15,660)	(19,170)
Deferred revenue	1,148	(38,198)

Net cash used in operating activities	(44,315)	(33,495)

Cash flows from investing activities
Principal payments received under direct finance leases	4,524	7,348
Proceeds from sales of equipment	23,125	10,719
Investment in and advances to unconsolidated joint ventures	(49)	(4,755)
Acquisition of joint venture interest	8,435	—
Decrease in restricted cash	624	4,089
Capital expenditures	(49,478)	(33,277)

Net cash used in investing activities	(12,819)	(15,876)

Cash flows from financing activities
Changes in revolving notes	6,541	2,150
Proceeds from notes payable	175,000	—
Repayments of notes payable	(66,334)	(16,504)
Repayment of subordinated debt	(5,157)	(4,955)
Dividends	(2,692)	—
Net proceeds from equity offering	127,466	—
Re-purchase of stock	(127,538)	—
Stock options exercised and restricted stock awards	3,668	3,884
Purchase of subsidiary shares subject to mandatory redemption	—	(1,277)

Net cash provided by (used in) financing activities	110,954	(16,702)

Effect of exchange rate changes	1,358	2,568
Increase (decrease) in cash and cash equivalents	55,178	(63,505)

Cash and cash equivalents
Beginning of period	12,110	77,298

End of period	$67,288	$13,793

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2005	May 31, 2004	May 31, 2005	May 31, 2004
Net cash (used in) provided by operating activities	$7,675	$34,935	$(44,315)	$(33,495)
Changes in working capital	7,599	(19,670)	77,269	65,794
Deferred income taxes	(1,266)	(3,549)	(679)	(2,046)
Gain on sales of equipment	782	46	4,300	236
Special charges	2,913	—	2,913	(1,234)
Other	401	(185)	(499)	(959)
Income tax expense	5,881	4,116	12,833	5,446
Interest and foreign exchange	2,285	2,931	9,639	8,136

EBITDA from operations	$26,270	$18,624	$61,461	$41,878

(1)	EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.